 Exhibit 99.1
NEWS RELEASE

Date	From
August 9, 2017	Rich Sheffer
NEWS RELEASE	1.727.853.3079
Vice President - Investor Relations & Treasurer
Welbilt, Inc.

WELBILT REPORTS SOLID SECOND QUARTER OPERATING RESULTS

Delivers sales, margin and EPS growth over prior year; increases sales and EPS guidance

New Port Richey, FL. - August 9, 2017 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2017 second quarter.

2017 Second Quarter Highlights

•	Net sales were $371.1 million, an increase of 0.7 percent; Organic Net Sales growth was 3.6 percent

•	Diluted earnings per share were $0.21; Adjusted Diluted Earnings Per Share were $0.22

•	Earnings from operations were $54.0 million, an increase of 8.4 percent; as a percent of net sales, earnings from operations were 14.6 percent, an increase of 110 basis points

•	Adjusted Operating EBITDA was $66.5 million, an increase of 4.2 percent; Adjusted Operating EBITDA margin was 17.9 percent, an increase of 60 basis points

Net sales in the second quarter were $371.1 million, a 0.7 percent increase (+3.6 percent organic, -1.2 percent divestitures, -1.7 percent foreign currency translation). Year-to-date, net sales were $699.1 million, also a 0.7 percent increase (+3.2 percent organic, -0.9 percent divestitures, -1.6 percent foreign currency translation).

Net earnings in the second quarter were $30.1 million and diluted earnings per share were $0.21 compared to $15.1 million and $0.11 per share in the second quarter of 2016. Adjusted Net Earnings were $30.7 million and Adjusted Diluted Earnings Per Share were $0.22 in the second quarter versus $16.0 million and $0.12 per share, respectively, in the second quarter of 2016. The current quarter included a $9.5 million, or $0.07 per share, discrete tax benefit from the release of the relevant valuation allowance for certain U.K. entities recorded against the deferred tax assets.

Year-to-date, net earnings were $35.1 million and diluted earnings per share were $0.25 compared to $33.2 million and $0.24 per share in 2016. Adjusted Net Earnings were $41.3 million and Adjusted Diluted Earnings Per Share were $0.29 in 2017 versus $36.9 million and $0.27 per share, respectively, in 2016.

Earnings from operations were $54.0 million in the second quarter compared to $49.8 million in last year’s second quarter, an increase of 8.4 percent. As a percentage of net sales, earnings from operations were 14.6 percent in the quarter versus 13.5 percent in last year’s second quarter. Adjusted Operating EBITDA was $66.5 million in the second quarter versus $63.8 million in last year’s second quarter, a 4.2 percent increase. As a percentage of net sales, second quarter Adjusted Operating EBITDA margin was 17.9 percent versus 17.3 percent last year, a 60 basis point improvement.

Year-to-date, earnings from operations were $89.0 million in 2017 compared to $83.5 million last year, an increase of 6.6 percent. As a percentage of net sales, earnings from operations were 12.7 percent in the year-to-date period versus 12.0 percent last year. Adjusted Operating EBITDA was $119.2 million in 2017 versus $113.9 million in 2016, a 4.7 percent increase. As a percentage of net sales, 2017 year-to-date Adjusted Operating EBITDA margin was 17.1 percent versus 16.4 percent last year, a 70 basis point improvement.

“We delivered another quarter of Organic Net Sales and Adjusted Operating EBITDA growth despite the ongoing softness in our end markets, demonstrating the success we've had to-date on improving our business,” said Hubertus Muehlhaeuser, Welbilt’s President and CEO.

August 9, 2017
Welbilt Reports 2017 Second Quarter Results

“This was our 8th consecutive quarter of year-over-year Adjusted Operating EBITDA margin improvement since the new management team took over in August 2015. We had solid execution of our Simplification and Right-Sizing initiatives, which provided $11.0 million of savings in the quarter. These savings, along with positive pricing, more than offset headwinds from product mix and some material cost inflation. We did put through a price increase late in the quarter to offset the material cost inflation and expect to fully recover these higher costs by the end of the year.”

“Organic Net Sales growth was solid again this quarter as all three segments outgrew their respective end markets. In the APAC segment, we continued to benefit from the recovery of large Quick Service Restaurants ("QSR") in the region. In the EMEA segment, we had another quarter of solid growth from Merrychef® eikon® e2s high-speed ovens and beverage system sales into large QSR customers. In the Americas segment, we are continuing to generate strong growth in the general market.”

“We are increasing our 2017 annual guidance for Organic Net Sales and Adjusted Diluted EPS today. We have increased our Organic Net Sales guidance range by 1 percent as we continue to expect end market conditions to remain good in the general market and to slowly improve in the large QSR and fast-casual markets. We expect our Simplification and Right-Sizing initiatives and the recent price increase to fully offset higher compensation expense and material price inflation and for the full year we will deliver between 70 and 220 basis points of improvement to Adjusted Operating EBITDA margin. With our higher Organic Net Sales guidance and a lower expected tax rate, we have increased our Adjusted Diluted EPS guidance by $0.09 to now be between $0.74 and $0.84 per share," concluded Muehlhaeuser.

Segment Discussion
Net sales in our Americas segment for the second quarter were $306.1 million, a 1.6 percent increase. Third party net sales were $271.9 million, a 0.7 percent increase (+2.3 percent organic, -1.2 percent divestitures, -0.4 percent foreign currency translation). The Organic Net Sales increase was primarily driven by increased sales of cold-side products, which was partially offset by lower hot-side products and the impact of lost sales from 80/20 product line simplification. Year-to-date, Americas segment net sales were $573.6 million, a 1.6 percent increase over $564.8 million last year. Third party net sales were $509.6 million, a 0.5 percent increase (+1.4 percent organic, -0.7 percent divestitures, -0.2 percent foreign currency translation). Second quarter adjusted operating EBITDA in the Americas segment was $59.1 million compared to $58.3 million in the second quarter of 2016. As a percentage of net sales, adjusted operating EBITDA margin was 19.3 percent in the second quarter versus 19.4 percent in the same period last year. The slight decrease in adjusted operating EBITDA margin was primarily driven by product mix and materials cost inflation, which were mostly offset by savings from our Simplification and Right-Sizing initiatives. Year-to-date, Americas segment adjusted operating EBITDA was $105.9 million compared to $108.1 million in 2016. As a percentage of net sales, adjusted operating EBITDA margin was 18.5 percent in 2017 versus 19.1 percent in the same period last year.

Net sales in our EMEA segment for the second quarter were $76.1 million, a 0.3 percent decrease from $76.3 million in last year's second quarter. Third party net sales were $62.1 million, a 0.2 percent decrease (+6.6 percent organic, -6.8 percent foreign currency translation). The Organic Net Sales increase was driven primarily by stronger cold-side product sales including our beverage systems and higher sales of hot-side products including our new Merrychef® eikon® e2s high-speed ovens, partially offset by the impact of lost sales from 80/20 product line simplification. Year-to-date, net sales in our EMEA segment for 2017 were $143.9 million, a 0.7 percent decrease. Third party net sales were $116.0 million, a 1.2 percent decrease (+6.6 percent organic, -7.8 percent foreign currency translation). Second quarter adjusted operating EBITDA in the EMEA segment was $14.8 million compared to $10.8 million in the second quarter of 2016. As a percentage of net sales, adjusted operating EBITDA margin was 19.4 percent in the second quarter versus 14.2 percent in the same period last year. The adjusted operating EBITDA margin increase was primarily driven by higher leverage from improved pricing and savings from our Simplification and Right-Sizing initiatives, partially offset by the impact of foreign currency translation on segment profitability. Year-to-date, adjusted operating EBITDA in the EMEA segment was $27.6 million compared to $18.4 million in 2016. As a percentage of net sales, adjusted operating EBITDA margin was 19.2 percent in 2017 versus 12.7 percent in the same period last year.

Net sales in our APAC segment for the second quarter were $44.9 million, a 4.2 percent increase from $43.1 million in last year's second quarter. Third party net sales were $37.1 million, a 2.5 percent increase (+7.7 percent organic, -3.2 percent divestitures, -2.0 percent foreign currency translation). The Organic Net Sales increase was driven primarily from higher sales of both hot-side and cold-side products. Year-to-date, net sales in our APAC segment for 2017 were $86.6 million, a 5.6 percent increase from $82.0 million last year. Third party net sales were $73.5 million, a 6.2 percent increase (+10.8 percent organic, -2.9 percent divestitures, -1.7 percent foreign currency translation). Second quarter adjusted operating EBITDA in the APAC segment was $6.2 million compared to $5.3 million in the second quarter of 2016. As a percentage of net sales, adjusted operating EBITDA margin was 13.8 percent for the second quarter of 2017 versus 12.3 percent for the same period in the prior year. The adjusted operating EBITDA margin increase was primarily driven by higher leverage from increased volumes and savings from our Simplification and Right-Sizing initiatives, partially offset by less favorable pricing. Year-to-date, adjusted operating EBITDA in the APAC segment was $11.7 million compared to $9.0 million in 2016. As a percentage of net sales, adjusted operating EBITDA margin was 13.5 percent in 2017 versus 11.0 percent for the same period in the prior year.

Liquidity Discussion
Net cash provided by operating activities was $51.3 million and Free Cash Flow was $47.9 million in the quarter. Net other assets and other current and long-term liabilities, accounts payable and inventories were all sources of cash in the second quarter of $19.7 million, $0.9 million and $0.4 million, respectively. Accounts receivable was a use of cash in the second quarter of $2.9 million.

August 9, 2017
Welbilt Reports 2017 Second Quarter Results

During the quarter, total debt decreased by $32.0 million as we paid down $22.0 million on our revolving credit facility and $10.0 million on our term loan B. Our ending cash balance was $102.8 million, an increase of $20.2 million during the quarter. The majority of our cash is held by our international subsidiaries.

2017 Guidance
We are increasing our full-year 2017 guidance ranges for net sales growth. We continue to expect end market conditions to remain good in the general market and to slowly improve in the large QSR and fast-casual markets. We also expect to benefit from 2016's and 2017's new product introductions. We will remain focused on margin improvement through the continued execution of our Simplification and Right-Sizing initiatives. The increase in our net sales growth guidance and the reduced effective tax rate resulted in an increase in our Adjusted Diluted EPS guidance.

•
Net sales growth: now between -1.5 and +1.5 percent (organic 0 to +3 percent including a -1 percent impact from 80/20 product line simplification, divestitures -1 percent, foreign currency translation -0.5 percent);

•	Adjusted Operating EBITDA margin: between 18.5 and 20 percent;

•	Interest expense: near the low end of the range between $85 and $90 million;

•	Effective tax rate: now between 22 and 25 percent including discrete items realized year-to-date and based on current tax laws;

•	Adjusted Diluted EPS: now between $0.74 and $0.84 per share, based on a forecast of 140.8 million fully diluted shares outstanding;

•	Amortization expense: between $30 and $33 million;

•	Depreciation expense: between $16 and $19 million;

•	Capital expenditures: between $23 and $28 million; and

•	Debt reduction: between $100 and $120 million.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. We offer fully-integrated kitchen systems and our products are backed by KitchenCare® aftermarket parts and service. Headquartered in the Tampa, Florida area, and operating 17 manufacturing facilities throughout the Americas, Europe and Asia, the company sells through a global network of over 3,000 distributors and dealers in over 100 countries. The company has approximately 5,500 employees and generated sales of $1.46 billion in 2016. Its portfolio of award-winning brands includes Cleveland™, Convotherm®, Delfield®, fitkitchenSM, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. For more information, visit www.welbilt.com.

Forward-looking Statements
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the United States Private Securities Litigation Reform Act of 1995 (the “Act”). Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Act. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as "intends," "expects," "anticipates," "targets," "estimates," and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Such risks and uncertainties include, without limitation, world economic factors and the ongoing economic uncertainty; realization of anticipated earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those enhancements, savings, synergies, and options; availability of raw materials and changes in raw material prices, commodity prices and hedges in place; the ability to generate cash and manage working capital consistent with our stated goals; changes in the interest rate environment and currency fluctuations; the successful development and market acceptance of innovative new products; actions by competitors including competitive pricing; consumer and customer demand for products; and laws and regulations, including changes in laws and regulations and their enforcement around the world. Additional factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, the risks and uncertainties described in the section titled “Risk Factors” in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.welbilt.com and on the SEC website at www.sec.gov. Welbilt undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made.

For more information, contact:
Rich Sheffer
Vice President of Investor Relations and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

August 9, 2017
Welbilt Reports 2017 Second Quarter Results

WELBILT, INC.
Consolidated (Condensed) Financial Information
For the Three and Six Months Ended June 30, 2017 and 2016 (Unaudited)

STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
Millions of dollars, except per share data	2017	2016	2017	2016
Net sales	$371.1	$368.4	$699.1	$693.9
Cost of sales	233.9	233.7	438.9	441.6
Gross profit	137.2	134.7	260.2	252.3
Selling, general and administrative expenses	74.7	75.4	149.0	147.2
Amortization expense	7.7	7.9	15.5	15.7
Separation expense	0.3	1.3	1.2	4.3
Restructuring expense	1.1	0.3	5.7	1.6
Gain from impairment or disposal of assets — net	(0.6)	—	(0.2)	—
Earnings from operations	54.0	49.8	89.0	83.5
Interest expense	21.0	27.0	44.2	35.5
Interest expense on notes with MTW — net	—	—	—	0.1
Loss on early extinguishment of debt	0.2	—	3.4	—
Other expense — net	2.9	3.6	4.4	6.0
Earnings before income taxes	29.9	19.2	37.0	41.9
Income taxes	(0.2)	4.1	1.9	8.7
Net earnings	$30.1	$15.1	$35.1	$33.2
Per share data
Earnings per common share — Basic	$0.22	$0.11	$0.25	$0.24
Earnings per common share — Diluted	$0.21	$0.11	$0.25	$0.24
Weighted average shares outstanding — Basic	138,972,873	137,131,572	138,866,565	137,105,290
Weighted average shares outstanding — Diluted	140,661,436	138,374,379	140,464,156	138,356,213

August 9, 2017
Welbilt Reports 2017 Second Quarter Results

WELBILT, INC.
Consolidated (Condensed) Financial Information
As of June 30, 2017 (Unaudited) and December 31, 2016

BALANCE SHEETS

	June 30,	December 31,
Millions of dollars, except share data	2017	2016
Assets
Current assets:
Cash and cash equivalents	$102.8	$53.8
Restricted cash	0.4	6.4
Accounts receivable, less allowances of $3.8 and $5.3, respectively	101.1	81.7
Inventories — net	172.8	145.6
Prepaids and other current assets	24.8	13.9
Current assets held for sale	2.6	6.8
Total current assets	404.5	308.2
Property, plant and equipment — net	108.4	109.1
Goodwill	845.9	845.3
Other intangible assets — net	473.4	484.4
Other non-current assets	35.5	22.1
Total assets	$1,867.7	$1,769.1
Liabilities and equity
Current liabilities:
Accounts payable	$120.1	$108.4
Accrued expenses and other liabilities	159.9	174.5
Short-term borrowings	4.0	—
Current portion of long-term debt and capital leases	0.6	1.6
Product warranties	24.3	27.9
Current liabilities held for sale	—	0.7
Total current liabilities	308.9	313.1
Long-term debt and capital leases	1,328.9	1,278.7
Deferred income taxes	136.3	137.8
Pension and post-retirement health obligations	43.6	47.4
Other long-term liabilities	38.7	35.6
Total non-current liabilities	1,547.5	1,499.5
Commitments and contingencies
Total equity (deficit):
Common stock (300,000,000 shares authorized, 139,013,484 shares and 138,601,327 shares issued and 138,974,173 shares and 138,562,016 shares outstanding, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(63.9)	(72.0)
Retained earnings	105.6	70.5
Accumulated other comprehensive loss	(31.8)	(43.4)
Total equity (deficit)	11.3	(43.5)
Total liabilities and equity	$1,867.7	$1,769.1

August 9, 2017
Welbilt Reports 2017 Second Quarter Results

WELBILT, INC.
Consolidated (Condensed) Financial Information
For the Six Months Ended June 30, 2017 and 2016 (Unaudited)

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
Millions of dollars	2017	2016
Cash flows from operating activities:
Net earnings	$35.1	$33.2
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation	8.0	8.8
Amortization of intangible assets	15.5	15.7
Amortization of debt issuance costs	2.6	1.9
Loss on early extinguishment of debt	3.4	—
Deferred income taxes	(14.8)	(5.7)
Stock-based compensation expense	6.8	3.4
Gain from impairment or disposal of assets — net	(0.2)	—
Changes in operating assets and liabilities:
Accounts receivable	(8.9)	(22.3)
Inventories	(23.5)	(17.7)
Other assets	(7.0)	(5.9)
Accounts payable	9.5	(14.5)
Other current and long-term liabilities	(25.8)	5.3
Net cash provided by operating activities	0.7	2.2
Cash flows from investing activities:
Capital expenditures	(8.3)	(6.2)
Proceeds from sale of property, plant and equipment	6.0	—
Changes in restricted cash	6.1	0.2
Net cash provided by (used in) investing activities	3.8	(6.0)
Cash flows from financing activities:
Proceeds from long-term debt and capital leases	115.9	1,457.0
Repayments on long-term debt and capital leases	(71.7)	(49.6)
Debt issuance costs	(1.4)	(40.9)
Change in short term borrowings	4.0	0.1
Dividend paid to MTW	—	(1,362.0)
Net transactions with MTW	—	7.6
Exercises of stock options	1.3	0.4
Net cash provided by financing activities	48.1	12.6
Effect of exchange rate changes on cash	(3.6)	(0.1)
Net increase in cash and cash equivalents	49.0	8.7
Balance at beginning of period	53.8	32.0
Balance at end of period	$102.8	$40.7

August 9, 2017
Welbilt Reports 2017 Second Quarter Results

SEGMENT INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except percentage data)	2017	2016	2017	2016
Net sales:
Americas	$306.1	$301.2	$573.6	$564.8
EMEA	76.1	76.3	143.9	144.9
APAC	44.9	43.1	86.6	82.0
Elimination of intersegment sales	(56.0)	(52.2)	(105.0)	(97.8)
Total net sales	$371.1	$368.4	$699.1	$693.9

Segment adjusted operating EBITDA:
Americas	$59.1	$58.3	$105.9	$108.1
EMEA	14.8	10.8	27.6	18.4
APAC	6.2	5.3	11.7	9.0
Total segment adjusted operating EBITDA	80.1	74.4	145.2	135.5
Corporate and unallocated	(13.6)	(10.6)	(26.0)	(21.6)
Amortization expense	(7.7)	(7.9)	(15.5)	(15.7)
Depreciation expense	(4.0)	(4.5)	(8.0)	(8.8)
Separation expense	(0.3)	(1.3)	(1.2)	(4.3)
Restructuring expense	(1.1)	(0.3)	(5.7)	(1.6)
Gain from impairment or disposal of assets — net	0.6	—	0.2	—
Earnings from operations	54.0	49.8	89.0	83.5
Interest expense	(21.0)	(27.0)	(44.2)	(35.5)
Interest expense on notes with MTW — net	—	—	—	(0.1)
Loss on early extinguishment of debt	(0.2)	—	(3.4)	—
Other expense — net	(2.9)	(3.6)	(4.4)	(6.0)
Earnings before income taxes	$29.9	$19.2	$37.0	$41.9

Adjusted operating EBITDA % by segment (1) :
Americas	19.3%	19.4%	18.5%	19.1%
EMEA	19.4%	14.2%	19.2%	12.7%
APAC	13.8%	12.3%	13.5%	11.0%
(1) Adjusted operating EBITDA % in the section above is calculated by dividing the dollar amount of adjusted operating EBITDA by net sales for each respective segment.

Net sales by geographic area (2) :
United States	$246.4	$244.1	$461.4	$456.2
Other Americas	24.8	24.0	47.8	47.0
EMEA	62.6	63.6	116.6	120.8
APAC	37.3	36.7	73.3	69.9
Total net sales by geographic area	$371.1	$368.4	$699.1	$693.9
(2) Net sales in the section above are attributed to geographic regions based on location of customer.

August 9, 2017
Welbilt Reports 2017 Second Quarter Results

NON-GAAP FINANCIAL MEASURES

In this release, the Company refers to various non-GAAP measures. We believe that these measures are helpful to investors in assessing the Company's ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items.

FREE CASH FLOW

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2017	2016	2017	2016
Free Cash Flow:
Net cash provided by operating activities	$51.3	$25.2	$0.7	$2.2
Capital expenditures	(3.4)	(1.7)	(8.3)	(6.2)
Free Cash Flow	$47.9	$23.5	$(7.6)	$(4.0)
(1) Free Cash Flow represents operating cash flows less property, plant and equipment additions.

ADJUSTED OPERATING EBITDA

In addition to analyzing its results on a U.S. GAAP basis, management also reviews its results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as earnings before interest, taxes, other (income) expense, depreciation and amortization plus certain items such as gain or loss from impairment or disposal of assets, restructuring, separation charges and loss on early extinguishment of debt. Management uses Adjusted Operating EBITDA as the basis on which it evaluates its financial performance and makes resource allocation and other operating decisions. Management considers it important that investors review the same operating information that it uses. Adjusted Operating EBITDA reconciles to net earnings presented in accordance with U.S. GAAP as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except percentage data)	2017	2016	2017	2016
Adjusted Operating EBITDA:
Net earnings	$30.1	$15.1	$35.1	$33.2
Income taxes	(0.2)	4.1	1.9	8.7
Other expense — net	2.9	3.6	4.4	6.0
Loss on early extinguishment of debt	0.2	—	3.4	—
Interest expense on notes with MTW — net	—	—	—	0.1
Interest expense	21.0	27.0	44.2	35.5
Earnings from operations	54.0	49.8	89.0	83.5
Gain from impairment or disposal of assets — net	(0.6)	—	(0.2)	—
Restructuring expense	1.1	0.3	5.7	1.6
Separation expense	0.3	1.3	1.2	4.3
Amortization expense	7.7	7.9	15.5	15.7
Depreciation expense	4.0	4.5	8.0	8.8
Total Adjusted Operating EBITDA	$66.5	$63.8	$119.2	$113.9

Adjusted Operating EBITDA margin (1)	17.9%	17.3%	17.1%	16.4%
(1) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

August 9, 2017
Welbilt Reports 2017 Second Quarter Results

ADJUSTED NET EARNINGS

In this release, the Company refers to Adjusted Net Earnings. We believe this measure is helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of certain items such as gain or loss from impairment or disposal of assets, restructuring, separation charges and loss on early extinguishment of debt. Adjusted Net Earnings before certain items reconciles to net earnings presented in accordance with U.S. GAAP as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except share data)	2017	2016	2017	2016
Adjusted Net Earnings (1):
Net earnings	$30.1	$15.1	$35.1	$33.2
Gain from impairment or disposal of assets — net	(0.6)	—	(0.2)	—
Restructuring expense	1.1	0.3	5.7	1.6
Separation expense	0.3	1.3	1.2	4.3
Loss on early extinguishment of debt	0.2	—	3.4	—
Tax effect of adjustments (2)	(0.4)	(0.7)	(3.9)	(2.2)
Total Adjusted Net Earnings	$30.7	$16.0	$41.3	$36.9
(1) Adjusted Net Earnings represents net earnings before the impact of certain items such as gain or loss from impairment or disposal of assets, restructuring, separation charges and loss on early extinguishment of debt.

(2) The tax effect of adjustments is determined using the effective tax rates for the countries comprising such adjustments, which is primarily the U.S.

Adjusted Diluted Net Earnings Per Share:
Diluted net earnings per share	$0.21	$0.11	$0.25	$0.24
Gain from impairment or disposal of assets — net per share	—	—	—	—
Restructuring expense per share	0.01	—	0.04	0.01
Separation expense per share	—	0.01	0.01	0.03
Loss on early extinguishment of debt per share	—	—	0.02	—
Tax effect of adjustments per share	—	—	(0.03)	(0.01)
Total Adjusted Diluted Net Earnings Per Share	$0.22	$0.12	$0.29	$0.27

August 9, 2017
Welbilt Reports 2017 Second Quarter Results

THIRD PARTY NET SALES AND ORGANIC NET SALES

In this release, the Company refers to third party net sales and Organic Net Sales. Organic Net Sales reflect net sales before the impact of acquisitions, divestitures and foreign currency translation. The impact from foreign currency translation is calculated by translating current period balances at prior period rates. We believe this measure is helpful to investors in assessing the company's ongoing performance of its underlying businesses. Third party net sales and Organic Net Sales reconcile to net sales presented in accordance with U.S. GAAP as follows:

	Q2 2017 vs. Q2 2016
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	2.3%	6.6%	7.7%	3.6%
Impact from divestitures	(1.2)%	—%	(3.2)%	(1.2)%
Foreign currency translation	(0.4)%	(6.8)%	(2.0)%	(1.7)%
Third party net sales	0.7%	(0.2)%	2.5%	0.7%

	June YTD 2017 vs. June YTD 2016
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	1.4%	6.6%	10.8%	3.2%
Impact from divestitures	(0.7)%	—%	(2.9)%	(0.9)%
Foreign currency translation	(0.2)%	(7.8)%	(1.7)%	(1.6)%
Third party net sales	0.5%	(1.2)%	6.2%	0.7%

August 9, 2017
Welbilt Reports 2017 Second Quarter Results

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2017	2016	2017	2016
Consolidated:
Net sales (as reported)	$371.1	$368.4	$699.1	$693.9
Less: Latin America Kysor Panel Systems sales	—	(3.1)	—	(3.8)
Less: China field service sales	—	(1.1)	—	(1.8)
Foreign currency translation	6.1	—	11.1	—
Organic Net Sales	$377.2	$364.2	$710.2	$688.3

Americas:
Net sales	$306.1	$301.2	$573.6	$564.8
Less: Intersegment sales	(34.2)	(31.2)	(64.0)	(57.5)
Third party net sales	271.9	270.0	509.6	507.3
Less: Latin America Kysor Panel Systems sales	—	(3.1)	—	(3.8)
Foreign currency translation	1.2	—	0.7	—
Organic Net Sales	$273.1	$266.9	$510.3	$503.5

EMEA:
Net sales	$76.1	$76.3	$143.9	$144.9
Less: Intersegment sales	(14.0)	(14.1)	(27.9)	(27.5)
Third party net sales	62.1	62.2	116.0	117.4
Foreign currency translation	4.2	—	9.2	—
Organic Net Sales	$66.3	$62.2	$125.2	$117.4

APAC:
Net sales	$44.9	$43.1	$86.6	$82.0
Less: Intersegment sales	(7.8)	(6.9)	(13.1)	(12.8)
Third party net sales	37.1	36.2	73.5	69.2
Less: China field service sales	—	(1.1)	—	(1.8)
Foreign currency translation	0.7	—	1.2	—
Organic Net Sales	$37.8	$35.1	$74.7	$67.4

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